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Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109"), relating to the financial statements and financial statement schedule of Southwestern Public Service Company, appearing in the Annual Report on Form 10-K of Southwestern Public Service Company for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Minneapolis, Minnesota
August 28, 2008

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  Exhibit 23.03